STOCK PURCHASE AGREEMENT
                            CHRISTIAN SPEAKERS, INC.

This stock purchase agreement, hereinafter referred to as "Agreement" or "Agreement", is executed this 1st day of December, 1999, by and between iExalt, Inc., 4301 Windfern, Houston, Texas ("Buyer") and Premiere Speakers Bureau d/b/a/ Christianspeakers.com, 277 Mallory Station Road, ("Seller" or "ChristianSpeakers.com").

WHEREAS, Seller is the owner of Seller's Business, situated and located in Franklin, Tennessee more particularly described in Exhibit "A" attached hereto and made a part hereof, hereinafter referred to as the "Business"; and

WHEREAS, Buyer desires to purchase Seller's Business and Seller desires to sell said Business to Buyer;

NOW, THEREFORE, for and in consideration of the mutual covenants and promises hereinafter contained, the Seller agrees to sell and the Buyer agrees to buy the "Business" upon the following terms and conditions.

1. PURCHASE PRICE AND METHOD OF PAYMENT. Buyer shall pay and Seller shall accept the purchase price for the Business in the manner of payment therefor set forth in Exhibit "B" attached hereto and made a part hereof.

2. CLOSING. The closing of the transactions contemplated by this agreement, hereinafter referred to as "The Closing", shall be held on the 1st day of December, 1999 or at such other place, date and time as the parties hereto may otherwise agree (such date to be referred to in this agreement as the "Closing Date").

3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer the correctness, truthfulness and accuracy of the matters shown on Exhibit "C" attached hereto, all of which shall survive closing. In addition, Seller represents and warrants to Buyer that the documents enumerated in Exhibit "D" attached hereto and made a part hereof, are true, authentic and correct copies of the original, or, if appropriate, the originals themselves, and no alterations or modifications thereof have been made.

      iExalt further represents and warrants that it shall make available funds for the expansion and marketing of Christianspeakers.com. Funds of no less than forty thousand dollars, ($40,000), shall be made available for these projects. Duane Ward shall provide a development plan, budget and implementation schedule for these projects which shall include projected costs and a recommended implementation schedule. Schedule, budget and implementation shall be subject to mutual approval.

     iExalt shall further assist in the development of Christianspeakers.com through the creation of an advisory board of knowledgeable industry representatives to assist in the planning, expansion and development of Christianspeakers.com. iExalt and the advisory board shall assist in the

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development, testing and implementation of an marketing plan for
Christianspeakers.com, assistance with Christian Happenings, and the online ticketing service.

4. REPRESENTATIONS AND WARRANTIES. Buyer and Seller hereby represent and warrant the following:

a. Brokers. There has been no act or omission by Buyer or Seller, which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5. TRANSACTIONS PRIOR TO CLOSING. Seller hereby covenants the following:

a. Conduct of Seller's Business Until Closing. Except as Buyer may otherwise consent in writing prior to the Closing Date, Seller will not enter into any transaction, take any action or fail to take any action which would result in, or could reasonably be expected to result in or cause any of the representations and warranties of Seller contained in this Agreement to be void, invalid or false on the Closing Date.

b. Advice of Changes. Between the date hereof and the Closing Date, Seller will promptly advise Buyer in writing of any fact which, if existing or known at the date hereof, would have been required to be set forth herein or disclosed pursuant to this Agreement.

c. Documents. Seller shall deliver to Buyer at closing such documents which are, in Buyer's sole discretion, necessary to fully satisfy the objectives of this Agreement in content and form reasonably intended to do so.

d. Additional Purchase Option: On the anniversary date of the closing of this transaction and for twelve months thereafter, Buyer shall retain an additional option to purchase Premiere Speakers Bureau, Inc. as set forth in this Paragraph. Buyer shall have the right to purchase for iExalt common stock either all of the outstanding stock of Premiere Speakers Bureau, Inc. or substantially all the assets of Premiere Speakers Bureau, Inc. for the consideration of one
(1) times the most recent 12 months total revenues (net of bad debts, allowances, adjustments or any revenue deduction) or three times EBITA annualized based upon the previous three months, whichever is less. Such option to purchase shall inure to the Buyer and must be exercised in the twelve-month period after closing.

e. Registration Rights: Should iExalt file a registration statement with the SEC of the Corporation's common stock at any time, the sellers of Christianspeakers.com shall have the right to include no less than 50,000 shares of their stock in that offering.

f. As soon as practicable after closing, Buyer shall file a corporate name change for the entity purchased and Seller shall be granted the unrestricted right to use the name Premiere Speakers Bureau subject to paragraph (d) above.

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g. LIABILITIES. Seller expressly accepts liability associated with any claim or suit by any personality booked by the Seller prior to the time of the closing of this transaction and/or any claim regarding services or agreements with Nicole Johnson.

6. EXPENSES. Each of the parties hereto shall pay its own expenses in connection with this Agreement and the transactions contemplated hereby, including the fees and expenses of its counsel and its certified public accountants.

7. GENERAL.

a. Survival of Representations and Warranties. Each of the parties to this Agreement covenants and agrees that their respective representations, warranties, covenants, statements, and agreements contained in this Agreement shall survive the Closing Date. Except as set forth in this Agreement, the exhibits hereto or in the documents and papers delivered by Seller to Buyer in connection herewith, there are no other agreements, representations, warranties, or covenants by or among the parties hereto with respect to the subject matter hereof.

b. Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein or therein and in any documents delivered in connection herewith or therewith. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

c. Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class mail, postage prepaid,

   To Seller:

              Mr. Duane Ward
              277 Mallory Station Road
              Premiere Speakers Bureau
              Franklin, Tennessee 37064
              Fax: 615-771-2177
   To Buyer:

              Jonathan Gilchrist
              iExalt, Inc.
              4301 Windfern
              Houston, Texas 77041-4301
              Fax: 281-

or to such other address as such party shall have specified by notice in writing to the other party.

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d. Sections and Other Headings. The section and other headings contained in this
Agreement are for reference purposes only and shall not affect the meaning or interpretations of this Agreement.

e. Governing Law. This agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Texas. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. In such event, no action shall be entertained by said court or any court of competent jurisdiction if filed more than one year subsequent to the date the cause(s) of action actually accrued regardless of whether damages were otherwise as of said time calculable.

f. Conditions Precedent. The Conditions Precedent to the enforceability of this Agreement are the confirmation of Seller's representations through the completion of a due diligence examination of Christianspeakers.com and the final approval of the Board of Directors of iExalt, Inc.

g. Time of the Essence. Time and timely performance are of the essence of this agreement and of the covenants and provisions hereunder.

h. Successors and Assigns. Rights and obligations created by this agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns. Whenever used, the singular number shall include the plural, the plural the singular, and the use of any gender shall include all genders.

i. Agrievment Procedures. Unless specifically disallowed by law, should litigation arise hereunder, service of process therefore may be obtained through certified mail, return receipt requested; the parties hereto waiving any and all rights they may have to object to the method by which service was perfected.

8. AMENDMENTS OR ADDENDA. All amendments, addenda, modifications, or changes to this agreement shall be in writing and signed by authorized representatives of all parties to this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed by each of the parties hereto and signed by an officer thereunto duly authorized and attested under the corporate seal of the Secretary of the Corporate party hereto, if any, all on the date and year first above written.


SELLER:
Premiere Speakers Bureau, d/b/a Christianspeakers.com
      Mr. Duane Ward
      Premiere Speakers Bureau
      277 Mallory Station Road
      Franklin, Tennessee 37064



By: ______________________________

BUYER:
      iExalt, Inc.
      4301 Windfern
      Houston, Texas 77041



By: ______________________________

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                                   EXHIBIT "A"

                              BUSINESS DESCRIPTION

      One Hundred Percent of the stock of Premiere Speakers Bureau, Inc. d/b/a ChristianSpeakers.com, Inc., including the operations, staff, intellectual property and other assets associated with ChristianSpeakers.com, Inc. This expressly includes all Christian oriented speaking or event management services, including, but not limited to all of the Corporations stocks, obligations and good-will associated with or relating to that certain business establishment known and commonly referred to as ChristianSpeakers.com, operated by prior to the execution of this Agreement by Premiere Speakers Bureau, Inc., including, but not limited to: the trade name "ChristianSpeakers.com," and all URL's and intellectual property owned by the Business; all ancillary businesses of Christianspeakers.com, including but not limited to speaker scheduling, product sales and inventory and assets of ChristianSpeaker.com as set forth in the attached Exhibit E; all leasehold improvements, inventory, fixtures, equipment, software, utility deposits, telephone deposits, any and all other security deposits, good will, and any and all other items normally considered and commonly referred to as assets of the Business. It is agreed between the parties that the secular booking portion of the business has been separated from the purchased corporation and now operates as a separate and distinct entity subject to the option set forth in Paragraph 5(d) of the Agreement.

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                                   EXHIBIT "B"
                      AMOUNT AND PAYMENT OF PURCHASE PRICE

a. CONSIDERATION As total consideration for the purchase and sale of the Business, the Buyer shall pay to the Seller:

      (1) the sum of 500,000 shares of common stock of iExalt, Inc., and 250,000 stock options which will vest in the amount of 50,000 shares per year on the anniversary date of this agreement subject to the satisfactory completion of the requirements of Paragraph b. below. Stock options shall bear an exercise price of $1.80 per share and shall be exercisable within three years of the date such stock option vests.

      (2) the sum of $10,000 to paid at the time of closing, plus six (6) monthly payments of five thousand dollars ($5,000) each totaling forty thousand dollars ($40,000). Each monthly payment shall be made on the 15th of the month following the complete month in which closing occurred.

b. In partial payment for the consideration given herein, Duane Ward hereby agrees to provide ongoing services to iExalt on a defined contract basis for a minimum of five years as follows:

      i. Management and supervision of all functions and services related to the operations of ChristianSpeakers.com and consultation related to the operation of iEvents;

      ii. Dedicate no less than 50% of his time to the operation of ChristianSpeakers.com;

      iii. Upon request, to provide no less than one member to the iExalt management team;

      iv. Develop business and marketing plans for the development, expansion and implementation of Christianspeakers.com and iEvents Web sites and online ticketing services;

      v. Provide financial management as requested for the operations of Christianspeakers.com and iEvents;

      vi. Provide consultation and services related to the development and implementation of other iExalt products and services as requested from time to time.

c. It is herein agreed that Duane Ward shall be compensated at a rate not less than $60,000/year during the term of Exhibit B. Should the option to purchase Premiere Speakers, Inc. be exercised, the compensation rate will be adjusted accordingly. In addition, Duane Ward will be paid an annual bonus of 20% of the EBITA of ChristianSpeakers.com during the term of this Agreement and 20% of the EBITA of Premiere Speakers, Inc. if that company is purchase pursuant to the option described above. Such compensation shall be in the form of an employment or consulting agreement consistent with other persons in similar positions within iExalt, Inc. It is understood that the personal services provided under this contract form a material part of the consideration paid in stock for ChristianSpeakers.com.

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                                   EXHIBIT "C"

                    REPRESENTATIONS AND WARRANTIES OF SELLER

a. Organization and Standing. Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the corporate power and authority to carry on its business as it is now being conducted.

b. Authority Relative to this Agreement. Except as otherwise stated herein, the Seller has full power and authority to execute this Agreement and carry out the transactions contemplated by it and no further action is necessary by the Seller to make this Agreement valid and binding upon Seller and enforceable against it in accordance with the terms hereof, or to carry out the actions contemplated hereby. The execution, delivery and performance of this Agreement by the Seller will not (i) constitute a breach or a violation of the Corporation's Certificate of Incorporation, by-laws, or of any law, agreement, indenture, deed of trust, mortgage, loan agreement or other instrument to which it is a party, or by which it is bound; (ii) constitute a violation of any order, judgment or decree to which it is a party or by which its assets or properties is bound or affected; or (iii) result in the creation of any lien, charge or encumbrance upon its assets or properties, except as stated herein.

c. Tax Matters. The Seller has timely prepared and filed all federal, state and local tax returns and reports as are and have been required to be filed and all taxes shown thereon to be due have been paid in full, including but not limited to, sales tax, withholding tax and all other taxes of every nature.

d. Properties. The Seller has good and merchantable title to all of its properties and assets, which are those properties, and assets as set out in Exhibit "A" annexed hereto and made a part hereof. At Closing, such properties and assets will be subject to no mortgage, pledge, lien, conditional sales agreement, security agreement, encumbrance or charge, secured or unsecured, except for those taxes which shall be pro-rated as of the date of Closing. Seller has or will pay all debts incurred by it up to the date of occupancy by Buyer including all employee compensation and utilities.

e. Compliance with Applicable Laws. None of the Seller's actions in transferring good and merchantable title to those assets and properties set out in Exhibit "A" are prohibited by or have violated or will violate any law in effect on the date of this Agreement or on the date of closing.

f. Documents for Review. The Seller's documents enumerated in Exhibit "D" attached hereto and made a part hereof, are true, authentic, and correct copies of the originals, or, as appropriate, the originals themselves, and no alterations and modifications thereof have been made.

g. The lease currently operative on the premises, if applicable, is in good standing and all payments required to be made under the lease have been made by Seller.

h. All rent averages, rent, maintenance expenses and prorations relating to the lease, including any real Business tax obligations and insurance obligations up to the Closing Date, are the responsibility of Seller.

i. will pay any and all fees charged by the Landlord for processing any assignment of the lease to the Buyer.

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                                   EXHIBIT "D"

DOCUMENTS FOR REVIEW

i. Leases Agreement(s)

ii. Material Agreements, including all contracts with speakers

iii. List of Christian speakers and venues at date of closing

ii. Financial and Operating Statement(s)

iii. Sales Tax Return(s)

iv. Income Tax Return(s)

v. Accounts Payable/Receivables Ledger

vi. If Seller is a Corporation:

      a.  Corporate Articles of Incorporation

      b.  Corporate Bylaws

      c.  List of shareholders and the number of shares held by each shareholder

      c.  Corporate Minutes and Resolutions

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                                 AMENDMENT NO. 1



ChristianSpeakers.com Client Definition: For the purposes of the Stock Purchase Agreement between Christian Speakers and Premiere Speakers, Inc. a Christian Speaker's booking, (in contrast to a corporate or non-religious related booking), shall be determined as follows:

Any client meeting any of the following criteria shall be deemed a ChristianSpeakers.com client:

1. Any organization or entity included on the current "Christian" client list as attached to this Amendment.
2.  Churches.
3.  Christian Schools and Colleges.
4.  Pro-life groups.
5.  The Salvation Army.
6.  Prayer Breakfast groups.
7.  Evangelical or Christian Non-profit groups, festivals and events.


Premiere Speakers, Inc. d/b/a ChristianSpeakers.com


By _____________________________________
   Duane Ward, President.

iExalt, Inc.


By _____________________________________
   Jonathan C. Gilchrist, Executive VP.

                                 AMENDMENT NO. 2


It is understood and agreed between the parties that the initial allocation of employee compensation and time allocated to the business of ChristianSpeakers.com shall be as follows:

1.  Duane Ward ($60,000) 50% of total time iExalt.
2.  Ken Coleman ($37,500) 75% iExalt.
3.  Shawn Ellis ($28,000) 50%  iExalt.
4.  Gloria Leyda ($28,000) 30% iExalt.
5.  Dawn Mosley ($28,000) 30% iExalt.
6.  Len Bartlett ($30,000) 25% iExalt.


Allocation of operating expenses and overhead shall be distributed pursuant to the attached Exhibit "A."




iExalt, Inc.




By ___________________________            Date: _______________________



Premiere Speakers, Inc.



By ___________________________            Date: _______________________